WRITTEN CONSENT TO ACTION WITHOUT MEETING
                          OF CENTURY LABORATORIES, INC.

Pursuant to Article 3 section 7 of the Bylaws and DCA 8-141(f), (i) the following action is taken and approved by the Board of Directors of CENTURY LABORATORIES, INC. by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

RESOLVED, that the Fiscal Year-End of the corporation be changed from May 31 to December 31, effective immediately, and that therefore the Fiscal Year of the corporation shall now begin on the first day of January in each year.

RESOLVED FURTHER: That the appropriate officers of this corporation are hereby authorized and directed to take such actions and execute such documents as they may deem necessary or appropriate to effectuate the said amendment.

IN WITNESS WHEREFORE, the undersigned, being all the Directors of CENTURY LABORATORIES, INC. have signed this consent on the dates indicated below effective this 19th day of December 2000.


                                                     12/19/2000
/s/____________________________________________     ______________
Director;  ROBERT  BRYAN                                Date